Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 8, 2020 (December 30, 2020 as to the effects of discontinued operations discussed in Note 5), relating to the financial statements of Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.) (the “Company”), and the effectiveness of the Company’s internal controls over financial reporting, appearing in the Current Report on Form 8-K of the Company filed on December 30, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida

December 30, 2020